Registration No. 333-183886

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INFINITY OIL & GAS COMPANY
(Name of small business issuer in its charter)

Nevada	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

750 Broadway	National Registered Agents, Inc. of NV
Woodmere, New York 11598	1000 East William Street, Suite 204
(310) 623-7505	Carson City, Nevada 89701
(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	840,000	$0.25	$210,000	$24.07

[1]	Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

INFINITY OIL & GAS COMPANY
Shares of Common Stock
280,000 Minimum - 840,000 Maximum

We are offering 280,000 shares minimum, 840,000 shares maximum of our common stock on a best efforts basis at an offering price of $0.25 per share.

We are offering 280,000 shares of common stock minimum, 840,000 shares of common stock maximum in a direct public offering, without any involvement of underwriters or broker/dealers.  The offering price is $0.25 per share.  In the event that 280,000 shares are not sold within 270 days, all money received by us will be promptly, returned to you with interest and without deduction of any kind.  The SEC staff generally defines “promptly” as a period of up to three days.  We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  If at least 280,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at the Private Bank of California, 7083 Hollywood Boulevard, Suite 560, Los Angeles, California 90028 and their telephone number is (323) 973-7060. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds. There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and sole director will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, you may lose your entire investment notwithstanding the purported minimum offering provisions because the funds are not held in an escrow account and are potentially subject to creditor claims.

Our common stock is presently not traded on any market or securities exchange.  Upon completing our public offering, we intend to seek out an SEC registered broker-dealer to file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”), to act as a market maker for our common stock and post a quotation for our common stock on the OTCBB.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

There are no arrangements to place the funds in an escrow, trust, or similar account.

                 Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we may have to hire qualified personnel. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment .

Our common stock will be sold on our behalf by our officers and sole director. Our officers and sole director will not receive any commissions or proceeds from the offering for selling shares on our behalf.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

	Offering Price	Expenses	Proceeds to Us
Per Share – Minimum	$0.25	$0.07	$0.18
Per Share – Maximum	$0.25	$0.02	$0.23
Minimum	$70,000	$20,000	$50,000
Maximum	$210,000	$20,000	$190,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_____________________.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on August 21, 2012. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for oil and gas.  We intend to explore for oil and gas.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

We have no revenues, have a loss since inception, have minimal operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and sole director to fund operations.

Our mailing address is located at 750 Broadway, Woodmere, New York 11598 and our telephone number is (310) 623-7505.  This is the home of Eileen Friedman, our secretary.  We use approximately 10 square feet on a rent free basis.  Our registered statutory office is located at 1000 East William Street, Suite 204, Carson City, Nevada 89701.

We have no current plans, proposals or arrangements, written or otherwise, to abandon our oil and gas exploration program and either enter into a different line of business or to complete a business combination transaction with another company.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 280,000 of common stock and a maximum of 840,000 shares of common stock, par value $0.00001.
Offering price per share	$0.25
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $70,000, assuming the minimum number of shares are sold. Approximately $210,000, assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	8,000,000
Number of shares outstanding after the offering if all of the shares are sold	8,840,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of August 31, 2012
(Audited)
Balance Sheet
Total Assets	$5,080
Total Liabilities	$20,104
Stockholders’ Equity (Deficit)	$(15,024)

For the Period from
August 21, 2012 (inception)
to August 31, 2012
(Audited)
Income Statement
Revenue	$0
Total Expenses	$(15,104)
Net Loss	$(15,104)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with INFINITY OIL & GAS COMPANY

1.  We do not own any interests in any properties accordingly if we do not acquire an interest in at least one oil and gas lease, you will lose your investment.

We do not own any interests in any oil and gas properties.  We intend to use the proceeds from this public offering to acquire an interest in one oil and gas lease.  There is no assurance, however, that we will ever acquire any interest in any properties.  If we do not acquire an interest, we will not complete our business objective and you will lose your investment.

2.  Prices of oil and natural gas are volatile, and a decline in such prices could adversely affect us and result in a cessation of our operations.

Global economic conditions, political conditions, and energy conservation have created volatile prices for oil and natural gas. Oil and natural gas prices may fluctuate significantly in response to minor changes in supply, demand, market uncertainty, political conditions in oil-producing countries, activities of oil-producing countries to limit production, global economic conditions, weather conditions and other factors that are beyond our control. The prices for domestic oil and natural gas production have varied substantially over time and may in the future decline, which would adversely affect us. Prices for oil and natural gas have been and are likely to remain extremely volatile.  If the cost of operating our properties exceeds revenues from the sale of our oil and gas, we will have to cease operations and you will lose your investment. We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

3.  Title to oil and gas leases we may acquire could be defective in which case we may not own the interests that we believe we do.  Should that occur we will own nothing and you will lose your investment.

It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time.  We intend to follow this custom.  If the title to the prospects should prove to be defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.  Should that occur we will own nothing and you will lose your investment. We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

4.  If we find gas our wells could be shut-in and revenues could be curtailed which will result in less revenue to us.  As a result, the value of your investment could be substantially reduced.

Production from gas wells in many geographic areas of the United States has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future.  There may be an excess supply of gas in areas where our operations will be conducted.  In such event, it is possible that there will be no market or a very limited market for our gas production.  It is customary in many portions of Texas to shut-in gas wells in the spring and summer when there is not sufficient demand for gas.  This could result in suspension of revenues and a reduction in the value or your investment.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

5.  Operating and environmental hazards could have a negative impact on our operations which will increase our cost of operations and require a cessation of operations.

Hazards incident to the operation of oil and gas properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, may be encountered by us if we participate in developing a well and, on occasion, substantial liabilities to third parties or governmental entities may be incurred.  We could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons.  We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

6.  Because the probability of an individual prospect ever having oil and gas is extremely remote any funds spent on exploration will probably be lost as a result you could lose your investment.

The probability of an individual prospect ever having oil and gas is extremely remote.  In all probability the property does not contain any oil and gas.  As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

7.  Oil and natural gas investments are highly risky, and there is a possibility you will lose all of your investment.

The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells, and the ownership of non-operating interests in oil and natural gas properties are highly speculative. There is a possibility you will lose all or substantially all of your investment. We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil or natural gas, nor can we predict the amount of time it will take to recover any oil or natural gas we do produce. Drilling activities may be unprofitable, not only from non-productive wells, but from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit. Delays and added expenses may also be caused by poor weather conditions affecting, among other things, the ability to lay pipelines. In addition, ground water, various clays, lack of porosity and permeability may hinder, restrict or even make production impractical or impossible.  As a result, you could lose your investment.

8.  Drilling exploratory wells is riskier than drilling developmental wells.  If we are unsuccessful in finding oil or gas in paying quantities, you could lose your investment.

The proceeds from the offering that will be spent on acquiring one oil and gas lease, drilling one well thereon and equipping the lease for production and initiating the sale of oil and gas there from.  Drilling exploratory wells involves greater risks of dry holes than the drilling of developmental wells. Drilling developmental wells generally involves less risk of dry holes, although sometimes developmental acreage is more expensive and subject to greater royalties and other burdens on production. This investment is suitable for you only if you are financially able to withstand a loss of all or substantially all of your investment.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

9.  We may be required to pay delay rentals to hold drilling prospects, which may deplete capital and as a result we may have to reduce our operations or cease operating.

Oil and natural gas leases generally must be drilled upon by a certain date or additional funds known as delay rentals must be paid to keep the lease in effect. Delay rentals typically must be paid after the first year of entering into a lease if no production or drilling activity has commenced. If delay rentals become due on any property we will have to pay such or lose our lease on the property. These delay rentals could equal or exceed the cost of the property. Further, payment of these delay rentals could seriously deplete our capital available to fund drilling activities when they do commence.  As a result, we may have to reduce our operations or cease operating.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

10.  Increases in drilling costs could impact our profitability which may cause us to reduce our operations or entirely cease operating.

There has been an increase in recent years in the costs associated with the drilling of oil and natural gas wells, though the increase in costs has slowed with the recent volatility in the U.S. and global economy. Specifically, the costs of drilling rigs, steel for pipelines, mud and fuel have risen in recent years and may rise again in the future. Such increases could result in limiting our drilling activity which may cause us to reduce our operations or entirely cease operating. We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

11.  Competition, market conditions and government regulation may adversely affect us which could increase the cost of operations for us to cease or curtain our operations.

A large number of companies and individuals engage in drilling for oil and natural gas. As a result, there is intense competition for the most desirable prospects. The sale of any oil or natural gas found and produced will be affected by fluctuating market conditions and regulations, including environmental standards, set by state and federal agencies. Governmental regulations may fix rates of production wells, and the prices for oil and natural gas produced from the wells may be limited. From time-to-time, a surplus of oil and natural gas occurs in areas of the United States. The effect of a surplus may be to reduce the price we may receive for our oil or natural gas production, or to reduce the amount of oil or natural gas that we may produce and sell.  This could cause us to cease or curtail our operations.

13.  We may incur liability for liens against our subcontractors and incur excess costs as a result.

Although we will try to determine the financial condition of nonaffiliated subcontractors, if subcontractors fail to timely pay for materials and services, our properties could be subject to material men’s and workmen’s liens. In that event, we could incur excess costs in discharging the liens which could result in a cessation or reduction in our operations and ultimately a loss of your investment.

14.  The production and producing life of wells is uncertain. Production will decline and could result in a well ceasing production from a lease.  As a result there will be a loss of revenue to us.

It is not possible to predict the life and production of any well. The actual lives could differ significantly from those anticipated. Sufficient oil or natural gas may not be produced for you to receive a profit or even to recover your initial investment. In addition, production from oil and natural gas wells, if any, will decline over time, and does not indicate any consistent level of future production. This production decline may be rapid and irregular when compared to a well’s initial production.  As a result, a particular lease could cease producing oil and/or gas which will result in a reduction in gross revenue to us. We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

             15.  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we may have to hire qualified personnel. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches to oil and gas exploration. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

16.  Betty Sytner has been an officer and director of companies that have materially altered their business plan and named a new control person in connection with a subsequent transaction.

Betty Sytner, one of our officers and our sole director previously served as an officer and director of Excel Global, Inc., now known as Pershing Gold Corp and served as an officer and director of Tri-Mark Mfg. Inc., now known as 5to1.com, Inc.  Each of the foregoing companies materially altered its business plan and named a new control person in connection with a subsequent transaction.  Since our current officers and sole director are entrusted with our management for the benefit of our stockholders, they are legally bound to act in the best interests of our shareholders.  If it is in the best interests of our shareholders to modify a proposed exploration program, expand operations into new areas, or entirely change our business operations, we have a legal obligation to do so.  As such we may not be in the oil and gas exploration and production business in the future .

17.  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such we may have to cease operations and you could lose your investment.  Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.

18.  We lack an operating history, have never had any revenues, have no current prospects for future revenues, and have losses which we expect to continue into the future.  As a result, we may have to suspend or cease operations.

We were incorporated on August 21, 2012 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $15,104.  The loss was a result of the issuance of stock and incorporation and legal fees.  We have never had any historical revenues and we do not have any current prospects for future revenues.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate an oil and gas lease
*	our ability to drill and complete a producing well
*	our ability to sell the production from our well
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods.  This will happen because there are expenses associated with the research and exploration of our properties.  As a result, we may not generate revenues in the future.  Failure to generate revenues will cause us to suspend or cease operations.  Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

19.  Because our officers and sole director have no formal training in financial accounting and management , and they are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have two officers and one director.  They have no formal training in financial accounting and management; however, they are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002.  While they have no formal training in financial accounting matters, they have been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, they will be responsible for the administration of them.  Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment, however, because of the small size of our expected operations, we believe that they will be able to monitor the controls they will have created and will be accurate in assembling and providing information to investors.  Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

20.  Because we are small and do not have much capital, we may have to limit our drilling activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our drilling activity.  As such we may not be able to complete a drilling program that is as thorough as we would like.  Further, we have not considered and will not consider any activity beyond our current drilling program until we have completed our first well.

21.  Because our officers and sole director will only be devoting 10% of their time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration which could result in a loss of potential revenue to us and a loss of your investment.

             Our officers and sole director have decided that they will only devote 10% of their time or four hours per week to our operations and as a result our operations may be sporadic and occur at times which are convenient to them.  As a result, exploration of the property may be periodically interrupted or suspended which could result in a loss of potential revenue to us and a loss of your investment .

22.  We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19)(B) of the Securities Act of 1933, as amended. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

23.  We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

24.  While we currently qualify as an “emerging growth company” under the JOBS Act, we will lose that status at the latest by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

25.  While we currently qualify as an “Emerging Growth Company” under the JOBS Act and we will lose that status by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, if we qualify as a “smaller reporting company” which we are at the present time, our non-financial and financial information will be less than is required by other non-smaller reporting companies.

Currently we qualify as an “Emerging Growth Company”.  At the latest, by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, we will lose that qualification and be required to report as other public companies are required to report.  While we will no longer qualify as an “Emerging Growth Company”, we may qualify as a “smaller reporting company”.  The “smaller reporting company” category includes companies that (1) have a common equity public float of less than $75 million or (2) are unable to calculate their public float and have annual revenue of $50 million or less, upon entering the system.  A smaller reporting company prepares and files SEC reports and registration statements using the same forms as other SEC reporting companies, though the information required to be disclosed may differ and be less comprehensive.  Regulation S-X contains the SEC requirements for financial statements, while Regulation S-K contains the non-financial disclosure requirements.  To locate the scaled disclosure requirements, smaller reporting companies will refer to the special paragraphs labeled “smaller reporting companies” in Regulation S-K.  As an example only, smaller reporting companies are not required to make risk factor disclosure in Item 1A of Form 10-K.  Other disclosure required by non-smaller reporting companies can be omitted in Form 10-K and Form 10-Q by smaller reporting companies.

26.  Because our common stock is not registered under the Securities Exchange Act of 1934, as amended, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Securities Exchange Act of 1934, as amended.  In addition our reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our common stock is not registered under the Exchange Act, and we do not intend to register our common stock under the Exchange Act for the foreseeable future (provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, more than 500 shareholders of record, in accordance with Section 12(g) of the Exchange Act; as of March 28, 2012, we have less than 40 shareholders of record).  As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.  In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act.  Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4, and 5 respectively.  Such information about our directors, executive officers, and beneficial holders will only be available through periodic reports and any registration statements on Form S-1 we file.  Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

Risks associated with this offering:

27.  Because, Betty Sytner, one of our officers and our sole director will own more than 50% of the outstanding shares after this offering, she will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 840,000 shares of common stock in this offering, Betty Sytner, one of our officers and our sole director will still own 8,000,000 shares and will continue to control us.  As a result, after completion of this offering, regardless of the number of shares we sell, Ms. Sytner will be able to elect all of our directors and control our operations.

28.  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

Your funds will not be placed in an escrow or trust account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.  If that happens, you will lose your investment and your funds will be used to pay creditors.

29.  Because our officers and sole director are risking a small amount of capital and property, while you on the other hand are risking up to $210,000, as an equity investment, if we fail, you will absorb most of the loss.

Our officers and sole director will receive a substantial benefit from your investment.  They provided services and supplied the property, paid expenses and advanced cash all of which totaled $5,000.  You on the other hand, will be providing all of the cash, through your equity investment, for our operations.  As a result, if we cease operations for any reason, you will lose your investment.  Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

30.  FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

31.  Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock.  Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares.  If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

32.  Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs, you will lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

33.  Because our common stock is a “penny stock,” investors may not be able to resell their shares and will have access to limited information about us.

Our common stock is defined as a “penny stock,” under the Securities Exchange Act of 1934, and its rules. Because our common stock is a “penny stock,” investors may be unable to resell their shares. This is because the Securities Exchange Act of 1934 and the penny stock rules impose additional sales practice and disclosure requirements on broker/dealers who sell our securities to persons other than accredited investors. As a result, fewer broker/dealers are willing to make a market in our common stock and investors may not be able to resell their shares. Further, news coverage regarding penny stock is extremely limited, if non-existent. As a result, investors only information will be from reports filed with the Securities and Exchange Commission.

USE OF PROCEEDS

Our offering is being made on a direct public offering, without any involvement of underwriters or broker-dealers, $70,000 minimum, $210,000 maximum basis. The table below sets forth the use of proceeds if $70,000, $140,000 or $210,000 of the offering is sold.

	$70,000	$140,000	$210,000

Gross proceeds	$70,000	$140,000	$210,000
Offering expenses	$20,000	$20,000	$20,000
Net proceeds	$50,000	$120,000	$190,000

The net proceeds will be used as follows:

Acquisition of Lease	$5,000	$5,000	$5,000
Consulting Services	$5,000	$5,000	$5,000
Drilling	$32,000	$95,000	$160,000
Completion	$5,000	$5,000	$10,000
Plugging	$500	$500	$500
Engineering	$1,000	$1,000	$1,000
Utilities	$500	$500	$500
Administrative	$1,000	$8,000	$8,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.  Betty Sytner has agreed to advance expenses for this offering.  As of the date hereof, she has advanced $5,000.00.  We will reimburse Ms. Sytner for advances she makes to us for offering expenses.  In no event will the amounts reimbursed to Ms. Sytner from this offering exceed $20,000.  In the event that Ms. Sytner advances more than $20,000 for offering expenses, the amount exceeding the $20,000 will be reduced to a promissory note and repaid to Ms. Sytner from revenues generated by us.  We will not use the proceeds of this offering to repay Ms. Sytner for advances to us that were not used for expenses related to this offering .

*	Acquisition of Lease is the cost of leasing 160 acres of land to drill and to drill one oil well.
*	Consulting services are the cost of retaining a pumper to monitor activities on the lease.
*	Drilling is the cost of hiring a drilling contractor and drilling one oil/gas well.
*	Completion is the cost pipe and casing.

*	Plugging is the cost of plugging the well should the well be dry.
*	Engineering is the cost of retaining a petroleum engineer should one be required.
*	Utilities is the cost associated with bringing electricity to the property to operate the pump jack.
*	Administrative is the cost associated with activities unrelated to drilling the well.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $210,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history;
*	the proceeds to be raised by the offering;
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders; and,
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of August 31, 2012, the net tangible book value of our shares of common stock was $5,080 or approximately $0.00064 per share based upon 8,000,000 shares outstanding.

If 840,000 Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 8,840,000 shares to be outstanding will be $215,080 or approximately $0.02433 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02370 per share without any additional investment on their part. You will incur an immediate dilution from $0.25 per share to $0.02433 per share.

After completion of this offering, if 840,000 shares are sold, you will own approximately 9.50% of the total number of shares then outstanding for which you will have made a cash investment of $210,000, or $0.25 per share. Our existing stockholders will own approximately 90.50% of the total number of shares then outstanding, for which they made contributions of cash totaling $80 or approximately $0.00001 per share.

If 560,000 Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 8,560,000 shares to be outstanding will be $145,080 or approximately $0.01695 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01631 per share without any additional investment on their part. You will incur an immediate dilution from $0.25 per share to $0.23305 per share.

After completion of this offering, if 560,000 shares are sold, you will own approximately 6.54% of the total number of shares then outstanding for which you will have made a cash investment of $140,000, or $0.25 per share. Our existing stockholders will own approximately 93.46% of the total number of shares then outstanding, for which they made contributions of cash totaling $80 or approximately $0.00001 per share.

If the 280,000 Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 8,280,000 shares to be outstanding will be $75,080 or approximately $0.00907 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.00843 per share without any additional investment on their part. You will incur an immediate dilution from $0.25 per share to $0.24093 per share.

After completion of this offering, if 280,000 shares are sold, you will own approximately 3.38% of the total number of shares then outstanding for which you will have made a cash investment of $70,000, or $0.25 per share. Our existing stockholders will own approximately 96.62% of the total number of shares then outstanding, for which they made contributions of cash totaling $80 or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all 840,000 Shares are Sold:

Price per share	$0.25
Net tangible book value per share before offering	$5,080
Potential gain to existing shareholders	$0.02370
Net tangible book value per share after offering	$215,080
Capital contributions
Number of shares outstanding before the offering	8,000,000
Number of shares after offering assuming the sale of the maximum number of shares	8,840,000
Percentage of ownership after offering	90.50%

Purchasers of Shares in this Offering if all 840,000 Shares are Sold:

Price per share	$0.25
Dilution per share	$0.22567
Capital contributions	$210,000
Number of shares after offering held by public investors	840,000
Percentage of capital contributions by existing shareholders	0.03808%
Percentage of capital contributions by new investors	99.96192%
Percentage of ownership after offering	9.50%

Purchasers of Shares in this Offering if 560,000 Shares Sold:

Price per share	$0.25
Dilution per share	$0.23305
Capital contributions	$140,000
Number of shares after offering held by public investors	560,000
Percentage of capital contributions by existing shareholders	0.05711%
Percentage of capital contributions by new investors	99.9429%
Percentage of ownership after offering	6.54%

Purchasers of Shares in this Offering if 280,000 Shares Sold:

Price per share	$0.25
Dilution per share	$0.24093
Capital contributions	$70,000
Number of shares after offering held by public investors	280,000
Percentage of capital contributions by existing shareholders	0.11415%
Percentage of capital contributions by new investors	99.8859%
Percentage of ownership after offering	3.38%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 840,000 shares of common stock on a self-underwritten basis, 280,000 shares minimum, 840,000 shares maximum. The offering price is $0.25 per share. Funds from this offering will be placed in a separate bank account at the Private Bank of California, 7083 Hollywood Boulevard, Suite 560, Los Angeles, California 90028 and their telephone number is (323) 973-7060. The funds will be maintained in the separate bank until we receive a minimum of $70,000 at which time we will remove those funds and use them as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds.  Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment.  Further, if we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us.

If we do not receive the minimum amount of $70,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you with interest and without a deduction of any kind. We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $70,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account.

We will sell the shares in this offering through our Betty Sytner and Eileen Friedman, our officers and sole director.  They will receive no commission from the sale of any shares. They will not register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ms. Sytner and Ms. Friedman are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer.  They are and will continue to be our officers and sole director at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers.  They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings. We will not utilize the Internet to advertise our offering.  Ms. Sytner and Ms. Friedman will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

We intend to sell our shares in the State of New York.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “INFINITY OIL & GAS COMPANY”.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, oil and gas exploration stage corporation and have not yet generated or realized any revenues from our business operations.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.  An exploration stage corporation is one engaged in the search for oil and gas reserves which are not in either the development or production stage.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling oil and gas. Accordingly, we must raise cash from sources other than the sale of oil and. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more oil and gas leases we can acquire and the more drilling we can conduct. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not acquire an oil and gas lease or begin drilling until we raise money from this offering. We believe we will need to raise the minimum gross amount in this offering of $70,000, $50,000 net, in order to acquire one lease and drill one well to a depth of between 500 to 1,200 feet.  If we find oil and gas, and have additional proceeds available, we may drill additional wells on the property.  We will begin selling the oil and gas and proceed to raise additional capital to acquire additional leases and drill more wells. If we do not find oil and gas, we intend to find a new property and raise additional funds to drill thereon. We have not targeted any additional properties and do not intend to do so, until we complete exploration of our current three leases.  We have targeted the geographical area of Throckmorton County, Texas.

We will be conducting research in the form of drilling on the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months other than casing, pipe, a pump jack, and tanks. Casing and pipe will be purchased with the proceeds of this offering. A pump jack and tanks will be purchased only if we strike oil. A pump jack and tanks are unnecessary if we find gas.

We do not intend to interest other companies in the property if we find oil and/or gas. We intend to develop the property our self.

If we are unable to complete drilling one well on the property, we will suspend operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for drilling one well.

In the event we complete our exploration program prior to the end of one year, and it is anticipated we will do so as reflected in the milestones that follow, if we find oil and/or gas, we will spend the balance of the year creating a program for development of the property. If we do not find oil and/or gas on the property, we attempt to locate a new property, raise additional money, and explore the new property.

Milestones

The following are our milestones:

1.	0-90 days after completion of the offering, acquire one oil and gas lease and retain our drilling contractor. - Cost $10,000. Time of retention 0-90 days.

2.
90-270 days after completion of the offering. - Drilling. Drilling will cost $20.00 per foot. This cost includes placing casing and pipe in the ground. We will drill one well on the property. We anticipate drilling to a depth of between 500 to 1,200 feet. - Cost $10,000 - $24,000.  Time to conduct drilling - 90 days.

3.
270-365 days after completion of the offering. Either begin production and raise additional capital to drill other wells on the property, or if oil and/or gas is not found, target a new property and raise additional capital to explore the new property.

The cost of the subcontractors is included in cost of drilling. All funds for the foregoing activities will be obtained from this public offering.

The foregoing figures are tailored for drilling wells in Throckmorton County, Texas.  Ms. Sytner and Ms. Friedman obtained their information consulting with drilling contractors, operators, and pumpers located in Throckmorton County, Texas.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must find oil and/or gas in paying quantities. We are seeking equity financing to provide for the capital required to drill one or two wells.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on August 21, 2012

We will be drilling one or two wells on the property upon completion of this offering.

Since inception, Betty Sytner, one of our officers and sole director has paid all our legal and accounting expenses. Net cash provided by Ms. Sytner from inception on August 21, 2012 to August 31, 2012 was $5,000. Of the monies advanced by Ms. Sytner will be repaid to her pursuant to a demand promissory note bearing interest at the rate of 8% per annum.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least the minimum amount of $70,000 gross proceeds, $50,000 net proceeds. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find oil and/or gas, we will attempt to raise additional money through a subsequent private placement, public offering or through loans to drill additional wells on the property. To do so, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and sole director are willing to loan us money for our operations until this offering has been completed or until the offering period has expired. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can’t raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We issued 8,000,000 restricted shares of common stock to Betty Sytner, one of our officers and sole director, pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.  The purchase price of the shares was $80.00. This was accounted for as an acquisition of shares. The amount owed to Ms Sytner bears interest at the rate of 8% per annum and is evidenced by a promissory demand note.

As of August 31, 2012 our total assets were $5,080 and our total liabilities were $20,104.

BUSINESS

General

We are a start-up stage company formed under the laws of the State of Nevada on August 21, 2012, for the purpose of purchasing, developing and operating one oil and gas lease.  We are currently not earning any revenues.  We do not own any interest in any oil and gas leases or properties.  The proceeds from this offering will allow us to acquire one oil and gas lease and drill one well thereon. As a result we have not implemented our business plan and will not do so until we complete this offering.  Since inception, we have examined the U.S. geographical area and determined where we want to acquire and oil and gas lease; prepared this registration statement; and, upon completion of our public offering, acquire one oil and gas lease and drill one well thereon.

 Blank Check Issue

We not a blank check corporation.  Section 7(b)(3) of the Securities Act of 1933, as amended (the “Act”) defines the term “blank check company” to mean, any development stage company that is issuing a penny stock that, “(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies.” We have a specific plan and purpose.  Our business purpose is to engage in oil and gas exploration.  Our specific plan is to acquire an oil and gas lease and drill one well on the lease.  The fact that we have not selected our initial property is not relevant or material to the issue of being a blank check corporation.  In fact in Securities Act Release No. 6932 which adopted rules relating to blank check offerings, the Commission stated in II DISCUSSION OF THE RULES, A. Scope of Rule 419, that, “Rule 419 does not apply to offerings by small businesses ... where a detailed plan of business is developed, but the specific investment properties are unidentified ....  Likewise, start-up companies with specific business plans are not subject to Rule 419, even if operations have not commenced at the time of the offering.”  If start-up companies were subject to Rule 419, all start-up businesses, would be considered blank check companies.  Accordingly, we are not a blank check company.

Acquisition and Drilling of Undeveloped Prospects

We have not pre-selected any prospects.  We have targeted Throckmorton County, Texas.  Throckmorton County is located in north central Texas.

We may enter into agreements with major and independent oil and natural gas companies to drill and own interests in oil and natural gas properties.  We also may drill and own interests without such strategic partners.

It is anticipated that all prospects will be evaluated utilizing data provided to us, including well logs, production records and others’ wells, seismic, geological and geophysical information, and such other information as may be available and useful.  In addition, prospects will be evaluated by petroleum engineers, geophysicists, and other technical consultants retained by us.

Regardless of drilling location, we will evaluate all prospective acquisitions on the basis of their oil and natural gas producing potential. We will target properties that we believe have multi-pay horizons, predictable costs, and quick pipeline hookups. We intend to seek properties that are within or offsetting proven producing oil and natural gas fields and that have the potential, if successful, to generate cash distributions to our investors.

Prospects will be acquired pursuant to an arrangement in which we will acquire part of the working interest. For purposes of this prospectus, a working interest includes any interest, which is subject to some portion of the costs of development, operation or maintenance. This working interest will be subject to landowners’ royalty interests and other royalty interests payable to unaffiliated third parties in varying amounts.  We may acquire less than 100% of the working interest in each prospect in which we participate.  We may sell or otherwise dispose of prospect interests or may retain a working interest in the prospects and participate in the drilling and development of the prospect.

In acquiring interests in leases, we may pay such consideration and make such contractual commitments and agreements as we deem fair, reasonable and appropriate. For purposes of this prospectus, the term “lease” means any full or partial interest in:

*	undeveloped oil and natural gas leases;
*	oil and natural gas mineral rights;
*	licenses;
*	concessions;
*	contracts;
*	fee rights; or
*	other rights authorizing the owner to drill for, reduce to possession and produce oil and natural gas.

We will acquire the leases and interests in the leases to be developed us.  The actual number, identity and percentage of working interests or other interests in prospects to be acquired will depend upon, among other things, the total amount of capital contributions, the latest geological and geophysical data, potential title or spacing problems, availability and price of drilling services, tubular goods and services, approvals by federal and state departments or agencies, agreements with other working interest owners in the prospects, farm-ins, and continuing review of other prospects that may be available.

Title to Properties

We will own the leasehold interest in the lease.  Investors must rely on us to use our best judgment to obtain appropriate title to leases. We will take such steps as we deem necessary to assure that title to leases is acceptable for our purposes. We are free, however, to use our judgment in waiving title requirements if it is in our best interests and will not be liable for any failure of title to leases we acquire, unless such mistakes were made in a manner not in accordance with general industry standards in the geographic area and such mistakes were the result of our negligence. Further, we will not make any warranties as to the validity or merchantability of titles to any leases to be acquired by us.

Drilling and Completion Phase

We will enter into an agreement with a drilling contractor to drill one well on our lease.  Assuming we are success and complete a producing oil and gas well, we will retain an operator engaged to conduct and direct and have full control of all operations on the lease, post completion of the well.  A completed well is one that is producing oil and gas in paying quantities.  We also may act as our own operator.  If we do not act as our own operator, the operator we retain will be a non-affiliate and its fees will not exceed the competitive rate in the area, during the drilling and production phases of operations.

The operator’s duties include testing formations during drilling, and completing the wells by installing such surface and well equipment, gathering pipelines, heaters, separators, etc., as are necessary and normal in the area in which the prospect is located. We will pay the drilling and completion costs of the operator as incurred, except that we are permitted to make advance payments to the operator where necessary to secure drilling rigs, drilling equipment and for other similar purposes in connection with the drilling operations. If the operator determines that the well is not likely to produce oil and/or natural gas in commercial quantities, the operator will plug and abandon the well in accordance with applicable regulations.

After drilling, the operator will complete each well deemed by it to be capable of production of oil or natural gas in commercial quantities. The depths and formations to be encountered in each well is unknown. We will monitor the performance and activities of the operator.

Production Phase of Operations

General.  Once a well is “completed” such that all surface equipment necessary to control the flow of, or to shut down, a well has been installed, including the gathering pipeline, production operations will commence. We will be responsible for selling oil and natural gas production. We will attempt to sell the oil and natural gas produced from a prospect on a competitive basis at the best available terms and prices. Domestic sales of oil will be at fair market prices. We will not make any commitment of future production that does not primarily benefit us.  We will sell natural gas discovered by it at spot market or negotiated prices domestically, based upon a number of factors, such as the quality of the natural gas, well pressure, estimated reserves, prevailing supply conditions and any applicable price regulations promulgated by the Federal Energy Regulatory Commission (“FERC”).

We may sell oil and/or natural gas production to marketers, refineries, foreign governmental agencies, industrial users, interstate pipelines or local utilities. Revenues from production will be received directly from these parties or paid to us.

Oil and natural gas production in Texas, areas in which we may conduct drilling activities, is a mature industry with numerous pipeline companies and potential purchasers of oil and natural gas. Because of competition among these purchasers for output from oil and natural gas producers, we generally will not enter into long term contracts for the purchase of production.

As a result of effects of weather on costs, results may be affected by seasonal factors. In addition, both sales volumes and prices tend to be affected by demand factors with a significant seasonal component.

Expenditure of Production Revenues.  Our share of production revenue from a given well will be burdened by and/or subject to royalties and overriding royalties, monthly operating charges, and other operating costs. These items of expenditure involve amounts payable solely out of, or expenses incurred solely by reason of, production operations. We intend to deduct operating expenses from the production revenue for the corresponding period.

Competition

There are a large number of oil and natural gas companies in the United States. Competition is strong among persons and companies involved in the exploration for and production of oil and natural gas. We expect to encounter strong competition at every phase of business.  We will be competing with entities having financial resources and staffs substantially larger than those available to us.

The national supply of natural gas is widely diversified, with no one entity controlling over 5%. As a result of deregulation of the natural gas industry by Congress and FERC, competitive forces generally determine natural gas prices. Prices of crude oil, condensate and natural gas liquids are not currently regulated and are generally determined by competitive forces.

There will be competition among operators for drilling equipment, goods, and drilling crews. Such competition may affect our ability to acquire leases suitable for development and to expeditiously develop such leases once they are acquired.

Geological and Geophysical Techniques

We may engage detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising leases.

Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves. We have not purchased, leased, or entered into any agreements to purchase or lease any of the equipment necessary to conduct the geological or geophysical testing referred to herein and will only be able to do so upon raising additional capital through loans or the sale of equity securities.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We will be a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous months sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market whenever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

The marketing of any oil and natural gas produced by us will be affected by a number of factors that are beyond our control and whose exact effect cannot be accurately predicted. These factors include:

*	the amount of crude oil and natural gas imports;
*	the availability, proximity and cost of adequate pipeline and other transportation facilities;
*	the success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind power;
*	the effect of United States and state regulation of production, refining, transportation and sales;
*	the laws of foreign jurisdictions and the laws and regulations affecting foreign markets;
*	other matters affecting the availability of a ready market, such as fluctuating supply and demand; and
*	general economic conditions in the United States and around the world.

The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years. The North American Free Trade Agreement eliminated trade and investment barriers between the United States, Canada, and Mexico, resulting in increased foreign competition for domestic natural gas production. New pipeline projects recently approved by, or presently pending before, FERC as well as nondiscriminatory access requirements could further substantially increase the availability of natural gas imports to certain U.S. markets. Such imports could have an adverse effect on both the price and volume of natural gas sales from wells.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas for petroleum products from time to time with the intent of affecting the current global supply of crude oil and maintaining, lowering or increasing certain price levels. We are unable to predict what effect, if any, such actions will have on both the price and volume of crude oil sales from the wells.

In several initiatives, FERC has required pipeline transportation companies to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market. Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Although this system may initially lower prices due to increased competition, it is anticipated to expand natural gas markets and to improve their reliability.

Regulation

Our operations will be affected from time to time in varying degrees by domestic and foreign political developments, federal and state laws.

Production.  In most areas of operations within the United States the production of oil and natural gas is regulated by state agencies that set allowable rates of production and otherwise control the conduct of oil and natural gas operations. Among the ways that states control production is through regulations that establish the spacing of wells or in some instances may limit the number of days in a given month during which a well can produce.

Environmental.  Our drilling and production operations will also be subject to environmental protection regulations established by federal, state, and local agencies that in turn may necessitate significant capital outlays that would materially affect the financial position and our business operations. These regulations, enacted to protect against waste, conserve natural resources and prevent pollution, could necessitate spending funds on environmental protection measures, rather than on drilling operations. If any penalties or prohibitions were imposed for violating such regulations, our operations could be adversely affected.

Natural Gas Transportation and Pricing.  FERC regulates the rates for interstate transportation of natural gas as well as the terms for access to natural gas pipeline capacity. Pursuant to the Wellhead Decontrol Act of 1989, however, FERC may not regulate the price of natural gas. Such deregulated natural gas production may be sold at market prices determined by supply and demand, Btu content, pressure, location of wells, and other factors. We anticipate that all of the natural gas produced by our wells will be considered price decontrolled natural gas and that each natural gas will be sold at fair market value.

Proposed Regulation.  Various legislative proposals are being considered in Congress and in the legislatures of various states, which, if enacted, may significantly and adversely affect the petroleum and natural gas industries. Such proposals involve, among other things, the imposition of price controls on all categories of natural gas production, the imposition of land use controls, such as prohibiting drilling activities on certain federal and state lands in protected areas, as well as other measures. At the present time, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have on our operations.  On December 19, 2007, President Bush signed into law the Energy Independence and Security Act (“EISA”), a law targeted at reducing national demand for oil and increasing the supply of alternative fuel sources.  While EISA does not appear to directly impact on our operations or cost of doing business, its impact on the oil and gas industry in general is uncertain.  No prediction can be made as to what additional legislation may be proposed, if any, affecting the competitive status of an oil and gas producer, restricting the prices at which a producer may sell its oil and gas or the market demand for oil and gas nor can it be predicted which proposals, including those presently under consideration, if any, might be enacted, nor when any such proposals, if enacted, might become effective.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005 (the “Protocol”). Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol.  However, the U.S. Congress is considering proposed legislation directed at reducing greenhouse gas emissions. In addition, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The natural gas and oil industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our operations.  At this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

Acquisition of Possible Future Leases

Subject to being successful in drilling, completing, and bringing into production our initial lease, we intend to, in the future, to acquire additional producing and non-producing properties.  The acquisition process may be lengthy because of the amount of investigation which will be required prior to submitting a bid to a major oil company. Currently, we are not engaged in any bidding process and will not be engaged in such unless our initial business activities are successful. Verification of each property and the overall acquisition process can be divided into three phases, as follows:

Phase 1.  Field identification.  In some instances the seller will have a formal divestiture department that will provide a sales catalog of leases which will be available for sale.  Review of the technical filings made to the states along with a review of the regional geological relationships, released well data and the production history for each lease will be utilized.  In addition a review of the proprietary technical data in the sellers office will be made and calculation of a bid price for the field.  We believe that the estimated cost of Phase 1 for one property will be approximately $5,000.

Phase 2.  Submission of the Bid.  Each bid will be made subject to further verification of production capacity, equipment condition and status, and title.  We believe that the estimated cost of Phase 2 for one property will be approximately $50,000.

Phase 3.  Closing.  Final price negotiation will take place. Cash transfer and issuance of title opinions.  Tank gauging and execution of transfer orders.  The cost of Phase 3 cannot be estimated at this time and is entirely dependent upon negotiations with the seller and the seller’s offering price for the property.

After closing has occurred, the newly acquired property will be turned over to us for possible work-overs or operational changes which will in our estimation increase each well’s production.

In connection with the acquisition of an oil and gas lease for work-over operations, we will only do so if we can acquire 100% ownership of the working-interest and surface production equipment facilities with only minor expenses.  In exchange for an assignment of the lease, we will agree to assume the obligation to plug and abandon the well in the event that we determines that reworking operations are either too expensive or will not result in production in paying quantities.  The cost of plugging a well can run from $500 to $15,000, depending on the condition of the well.

Several major oil companies have recently placed numerous oil and gas properties out for competitive bidding.  We currently do not have sufficient revenues or funds available to it to make a bid for such properties.  We have not initiated a search for additional leases and do not intend to do so until we raise additional capital. We believe that it is not an efficient use of time to search for additional prospects when we do not have sufficient capital to acquire and develop additional leases.  We intend to raise additional capital through loans or the sale of equity securities in order to have sufficient funds to make a bid for such properties.  There is no assurance that we will ever raise such additional capital and if we are unable to raise such capital, we may have to cease operations.

At the present time, we have not identified any specific oil and gas leases which we intend to acquire other than we intend to acquire a lease in Throckmorton County, Texas.

Transportation and Production

Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, the Federal Energy Regulatory Commission (“FERC”) regulates:

-	the construction of natural gas pipeline facilities, and
-	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to the FERC’s jurisdiction. The most notable of these are natural gas transmission companies.

The FERC’s more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters. However, we do not believe that any action taken will affect it much differently than it will affect other natural gas producers, gatherers and marketers with which We might compete against.

Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect it any differently than other oil producers and marketers with which it competes with.

Regulation of Drilling and Production. Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

-	the amounts and types of substances and materials that may be released into the environment,
-	the discharge and disposition of waste materials,
-	the reclamation and abandonment of wells and facility sites, and
-	the remediation of contaminated sites,

and require:

-	permits for drilling operations,
-	drilling bonds, and
-	reports concerning operations.

Texas law contains:

-	provisions for the unitization or pooling of oil and natural gas properties,
-	the establishment of maximum rates of production from oil and natural gas wells, and
-	the regulation of the spacing, plugging and abandonment of wells.

Environmental Regulations

General. Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

-	Clean Air Act,
-	Oil Pollution Act of 1990,
-	Federal Water Pollution Control Act,
-	Resource Conservation and Recovery Act (“RCRA”),
-	Toxic Substances Control Act, and
-	Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”).

these laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

-	drilling,
-	development and production operations,
-	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and
-	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

-	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,
-
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

-	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, We do not believe that changes to these regulations will have a significant negative effect

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean-up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, We believes the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

-	a “generator” or “transporter” of hazardous waste, or
-	an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA’s requirements because its operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as “Superfund”, imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include:

-	the “owner” or “operator” of the site where hazardous substances have been released, and
-	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA’s definition of a “hazardous substance”. As a result, We may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

-	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,
-	clean up contaminated property, including contaminated groundwater, or
-	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

While the foregoing regulations appear extensive, we believes that because it will initially be drilling and operating one oil or gas well, compliance with the foregoing regulations will not have any material adverse affect upon us. Further, we believe we will only spend minimal amounts of money to comply therewith in connection with its one proposed well.

Company’s Office

The Company’s offices are located at 750 Broadway, Woodmere, New York 11598 and our telephone number is (310) 623-7505.  This is the home of Eileen Friedman, our secretary.  We use approximately 10 square feet on a rent free basis.

Employees

We are a development stage company and currently have no employees other than our officers and sole director.  We have no employment agreements with our officers and sole director.

MANAGEMENT

Officers and Directors

Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and sole director are set forth below:

Name and Address	Age	Position(s)
Betty Sytner	58	President, Principal Executive Officer, Principal Accounting
8950 West Olympic, Suite 200		Officer, Treasurer, Principal Financial Officer and a
Beverly Hills, California 90211		Member of the Board of Directors

Eileen Friedman	49	Secretary
750 Broadway
Woodmere, New York 11598

The people named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Sole Director

Betty Sytner - President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole member of the Board of Directors

             Betty Sytner is one of our founders .  Since August 21, 2012, Ms . Sytner has been our president, principal executive officer, treasurer, principal financial officer, principal accounting officer and sole member of our board of directors. Ms. Sytner has 25 years experience working with Fortune 500 companies to expand operations and improve business results.  From April 2010 to August 2012, she was officer and director at Alliance Partners International Inc, a business management consulting firm in Los Angeles, California.   She managed day to day operations and worked with companies requiring specialized expertise to successfully implement complex, large scale or urgent projects. From August 2007 to February 2010, Ms Sytner was chief executive officer and a member of the board of directors of Excel Global Inc, a publicly traded consulting company ( EXCX - Bulletin Board), based in Los Angeles, California, providing a full range of business development consulting services. She led the day to day operations , launched new business initiatives and managed client relations.  From January 2008 to March 2010, Ms. Sytner was chief financial officer and a member of the board of directors Tri-Mark Mfg. Inc., a public company (TIMR - Bulletin Board), in Los Angeles, California specialized in jewelry manufacturing and marketing. Ms Sytner was responsible for the company’s financial books and records. From April 2005 to June 2008, Ms. Sytner was a management consultant in at Edison International, a large public utility company (EIX) headquartered in Rosemead, California. She coordinated business process improvements under a $9 billion modernization plan, was a key driver in leveraging the adoption of new technologies to help ensure regulatory compliance and led management teams across business units to improve productivity. Ms. Sytner graduated from London University, UK, with a Bachelor of Arts degree in 1977 and graduated from the Centre Pour les Etudes du Commerce Exterieur, Marseilles, France, with a Masters in Business Administration in 1978.  Ms Sytner was hired as CEO of Infinity Oil and Gas due to the scope of experience working with Edison International, a public utility company as well as her high profile experience as a management consultant working with global organizations such as AIG, Johnson & Johnson and the Walt Disney Company.  Ms. Sytner has no other employment other than as disclosed herein.  Ms. Sytner has elected to only devote 10% of her time to our operations.  The remaining 90% of her time will be devoted to personal matters, such as travel and leisure .

Eileen Friedman - Secretary

             Eileen Friedman is one of our founders .  Since August 21, 2012, Ms. Friedman has been our secretary.  Since September 2003, Ms. Friedman has been a consultant and occupational therapist with the New York Board of Education, Queens, New York.  Ms Friedman graduated in 1998, with a Bachelor of Arts from York College, Jamaica, New York.  Ms. Friedman was retained as our secretary as a result of her friendship with Ms. Sytner and because of her knowledge of the oil and gas industry as a result of self-education and investments in oil and gas companies .

During the past ten years, Ms. Sytner and Ms. Friedman have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

We believe Ms. Sytner and Ms. Friedman will not be subject to conflicts of interest, since we will not acquire any additional properties which Ms. Sytner and Ms. Friedman own any interest, directly or indirectly.  No policy has been implemented or will be implemented to address conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers for the last two fiscal years.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Betty Sytner	2012	0	0	0	0	0	0	0	0
President, Treasurer,	2011	0	0	0	0	0	0	0	0
CEO & CFO

Eileen Friedman	2012	0	0	0	0	0	0	0	0
Secretary	2011	0	0	0	0	0	0	0	0

As of the date hereof, we have not entered into an employment contract with our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

As of September 13, 2012, we have not paid any compensation to our officers.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is August 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or			Incentive	Deferred	All
	Paid in	Stock	Option	Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Betty Sytner	0	0	0	0	0	0	0

All compensation received by our officers and sole director has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and sole director.

We have no plans to pay any salaries to anyone until oil and or gas is discovered and we begin selling the same.

As of September 13, 2012, we have not paid any compensation to our directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as a member of the board of directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	The Offering	Shares are Sold	Shares are Sold
Betty Sytner	8,000,000	8,840,000	90.50%
8950 West Olympic Boulevard, Suite 200
Beverly Hills, California 90211

Eileen Friedman	0	0	0%
750 Broadway
Woodmere, New York 11598

All Officers and Directors	8,000,000	8,840,000	90.50%
as a Group (2 people)

[1]	The people named above are “promoters” as defined in the Securities Exchange Act of 1934. Ms. Sytner and Ms. Friedman are our only promoters.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, if we sell the maximum number of shares, Ms. Sytner will own approximately 90.50% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  We intend to seek properties that are within or offsetting proven producing oil and natural gas fields and that have the potential, if successful, to generate cash distributions to our investors.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we conduct business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities will be Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon, 97214, telephone (503) 227-2950.

CERTAIN TRANSACTIONS

In  August 2012, we issued 8,000,000 shares of restricted common stock to Betty Sytner our president, chief executive officer, treasurer, chief financial officer, chief accounting officer and sole member of the board of directors, in consideration of $80.

Betty Sytner has advanced us $5,000 in order to cover the costs of this public offering.  The advance is evidenced by a promissory note dated August 24, 2012.  We have an agreement with Ms. Sytner that provides that she will advance funds necessary for our operations, and we will reimburse for the same from the proceeds of this offering up to a maximum of $20,000.00 .

We use approximately 10 square feet of space at Eileen Friedman’s home for our operations on a rent free basis.

Ms. Sytner and Ms. Friedman are our only promoters.  They will not receive anything of value from us, directly or indirectly, in their capacity as promoters other than as disclosed in this prospectus.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our audited financial statements for the period from inception to August 31, 2012, included in this prospectus have been audited by Dov Weinstein & Co. C.P.A. (Isr), Independent Registered Public Accountants, telephone (1-866-761-3034) as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares of common stock being sold in this offering.

FINANCIAL STATEMENTS

Our fiscal year end is August 31. We will provide audited financial statements to our stockholders on an annual basis.  The financial statements will be audited by Dov Weinstein & Co. C.P.A. (Isr), telephone 1-866-761-3034.

Our audited financial statements from inception to August 31, 2012, immediately follow:

INFINITY OIL & GAS COMPANY
(A Development Stage Company)

FINANCIAL STATEMENTS
AUGUST 31, 2012

Index to Financials

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of
Infinity Oil & Gas Company (A Development Stage Company)

We have audited the accompanying balance sheet of Infinity Oil & Gas Company (a development stage company) (“the Corporation”) as of August 31, 2012 and the related statements of operations, changes in stockholders’ equity and cash flows for the period then ended and from the period of inception (August 21, 2012) through August 31, 2012. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infinity Oil & Gas Company (A Development Stage Company) as of August 31, 2012, and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1.3 to the financial statements, the Corporation is in the development stage, and has not established any source of revenue to cover its operating costs. As of August 31, 2012, the cash resources of the Corporation were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1.3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DOV WEINSTEIN & CO. C.P.A. (ISR)
/s/ Dov Weinstein & Co. C.P.A. (Isr)
www. wcpa.co.il
Jerusalem, Israel
September 5, 2012

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
BALANCE SHEET

ASSETS	August 31, 2012
$
Current Assets:
Cash and cash equivalents	5,080

TOTAL ASSETS	5,080

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	15,000
Short-term borrowings	5,104

Total Liabilities	20,104

Stockholders’ Deficit
Common stock, $0.00001 par value; 25,000,000 shares authorized; 8,000,000 shares issued and outstanding	80

Accumulated deficit during development stage	(15,104)

Total stockholders’ deficit	(15,024)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	5,080

The accompanying notes are an integral part of these financial statements.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)

STATEMENT OF OPERATIONS

	For the period ended August 31, 2012	From August 21, 2012 (Inception) to August 31, 2012
	$	$

Revenue	-	-

Operating expenses
- Professional fees	(15,000)	(15,000)

Loss from operations	(15,000)	(15,000)

Interest expense	(104)	(104)

Net loss	(15,104)	(15,104)

Loss per share - basic and diluted:

Loss per common share	-

Weighted average number of common shares	7,939,394

The accompanying notes are an integral part of these financial statements.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT
for the period of AUGUST 21, 2012 (INCEPTION) to AUGUST 31, 2012

	Common Stock		Accumulated Deficit During Development	Total Stockholders’
	Shares	Amount	Stage	Deficit
	$	$	$	$

Inception (August 21, 2012)	-	-	-	-

Common stock issued for cash at $0.00001 per share	8,000,000	80	-	80

Loss for the period	-	-	(15,104)	(15,104)

Balance at August 31, 2012	8,000,000	80	(15,104)	(15,024)

The accompanying notes are an integral part of these financial statements.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
STATEMENT OF CASH FLOWS

	For the period ended August 31, 2012	Inception (August 21, 2012 through August 31, 2012
	$	$
Cash Flows from Operating Activities

Net loss	(15,104)	(15,104)

Income charges/(credits) not affecting cash:
Interest expense	104	104

Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(15,000)	(15,000)
Net cash used in operating activities	-	-

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Short-term borrowings	5,000	5,000
Proceeds from issuance of common stock	80	80
Net cash provided by financing activities	5,080	5,080

Movement in cash and cash equivalents	-	-

Cash and cash equivalents at beginning of the period	-	-

Cash and cash equivalents at end of the period	5,080	5,080

The accompanying notes are an integral part of these financial statements.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2012

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Infinity Oil & Gas Company is a Nevada corporation (the “Corporation”), incorporated under the laws of the State of Nevada on August 21, 2012. The Corporation is in the development stage as defined by Accounting Standards Codification 915 (ASC 915), “Accounting and reporting by Development Stage Enterprises”. The business plan of the Corporation is buying property for oil and gas drilling and buying oil and gas leases.

Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). The financial statements have been prepared on the historical cost basis. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

Fiscal Year End
The Corporation has adopted a fiscal year end of August 31.

Going concern
The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern.  The Corporation has no established source of revenue. This raises substantial doubt about the Corporation’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Corporation to continue as a going concern. The  financial statements  do  not  include  any  adjustments  that  might  result  from  this uncertainty.

In view of these matters, continuation as a going concern is dependent upon the continued operations of the Corporation, which in turn is dependent upon the Corporation’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.  The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Corporation not continue as a going concern.

The Corporation plans to improve its financial condition through a public offering as described in Note 7.  However, there is no assurance that the Corporation will be successful in accomplishing this objective. Management believes that this plan provides an opportunity for the Corporation to continue as a going concern.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash and cash equivalents
The Corporation considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Oil and natural gas properties
The Company follows the full-cost method of accounting for oil and gas properties.  Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves.  Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is included in loss from continuing operations before income taxes and the adjusted carrying amount of the unproved properties is amortized on the unit-of-production method.

Accounts payable and accrued expenses
Accounts payable and accrued expenses are carried at amortized cost and represent liabilities for goods and services provided to the Corporation prior to the end of the financial year that are unpaid and arise when the Corporation becomes obliged to make future payments in respect of the purchase of these goods and services.

Earnings per share
The Corporation computes net loss per share in accordance with ASC 260, “Earnings Per Share” ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Corporation by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise options granted to employees. As at December 31, 2011, the Corporation had no potentially dilutive shares.

Income taxes
Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.”  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences).  Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled.  Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2012

NOTE 3 – SHORT-TERM BORROWINGS

August 31, 2012
$

Loans from related parties	5,104

The above loan is unsecured, bears interest at 8% p.a. and has no set terms of repayment. This loan is payable pursuant to a demand promissory note.

NOTE 4 – STOCKHOLDER’S DEFICIT

Common Stock
On August 22, 2012, the Corporation issued 8,000,000 shares of common stock to the director of the Corporation at a price of $0.00001 per share, for $80 the proceeds of which were received August 24, 2012.

NOTE 5 – INCOME TAXES

The (benefit)/provision for income taxes for the periods ended August 31, 2012 was as follows (assuming a 15% effective tax rate):

August 31, 2012
$
Current Tax Provision
Federal-
Taxable income
Total current tax provision	-
-

Deferred Tax Provision
Federal-
Loss carry forwards	2,266
Change in valuation allowance	(2,266)
Total deferred tax provision	-

The Corporation had deferred income tax assets as of August 31, 2012 as follows:

Loss carry forwards	2,266
Less - Valuation allowance	(2,266)
-

Index to Financials

INFINITY OIL & GAS COMPANY
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2012

The Corporation provided a valuation allowance equal to the deferred income tax assets for period ended August 31, 2012 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of August 31, 2012, the Corporation had approximately $15,104 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire by the year 2032.

The Corporation did not identify any material uncertain tax positions.  The Corporation did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 6 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties:

Betty Sytner	Director and greater than 10% stockholder

The following transactions were carried out with related parties:

August 31
2012
$
Balance sheet:

Short term borrowings – Shareholder’s loan	5,104

Income statement:

Interest expense – Shareholder’s loan	104

NOTE 7 – SUBSEQUENT EVENTS

The Company has commenced capital formation activities by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering a maximum of 840,000 shares of newly issued common stock at an offering price of $0.25 per share for proceeds of up to $210,000.

There were no additional subsequent events through the date of issuance of these audited financial statements.

Until ________________, 2013, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$24.07
Printing Expenses	475.93
Accounting Fees and Expenses	4,500.00
Legal Fees and Expenses	15,000.00
Blue Sky Fees/Expenses	500.00
Transfer Agent Fees	500.00
TOTAL	$20,000.00

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.         Section 4 of our Articles of Incorporation filed as Exhibit 3.1 to this registration statement.

2.         Article IX of our Bylaws filed as Exhibit 3.2 to this registration statement.

3.         Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Betty Sytner	August 21, 2012	8,000,000	$80.00
8950 West Olympic Blvd., Suite 200
Beverly Hills, CA 90211

We issued the foregoing restricted shares of common stock to Betty Sytner one of our officers and sole director pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  Ms. Sytner was supplied with the same information that could be found in a Form S-1 registration statement and is a sophisticated investor.

ITEM 16.        EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.
10.1*	Agreement with Betty Sytner dated September 30, 2012.
10.2	Promissory Note - Betty Sytner.
23.1	Consent of Dov Weinstein & Co. C.P.A. (Isr), Independent Registered Public Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Subscription Agreement.

*          Previously filed.

ITEM 17.        UNDERTAKINGS.

A.        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused to this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on this 26th day of November, 2012.

INFINITY OIL & GAS COMPANY

BY:	BETTY SYTNER
Betty Sytner
President, Principal Executive Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer and sole member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

BETTY SYTNER	President, Principal Executive Officer, Secretary,	November 26, 2012
Betty Sytner	Principal Accounting Officer, Principal Financial Officer and sole member of the Board of Directors

EXHIBIT INDEX

Exhibit	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.
10.1*	Agreement with Betty Sytner dated September 30, 2012.
10.2	Promissory Note - Betty Sytner.
23.1	Consent of Dov Weinstein & Co. C.P.A. (Isr), Independent Registered Public Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Subscription Agreement.

*          Previously filed